Exhibit 10.3

This Standstill Agreement (this “Agreement”) is made on __ February 2025.

BETWEEN:

(1)	Norma Ka Yin Chu with a business address at 368 9th Ave., 6th Fl, New York, NY 10001 (the “Shareholder”); and

(2)	The entities and individuals whose names and information are set out in Appendix A to this Agreement (the “Lenders”).

WHEREAS:

A.	The Shareholder is a director and the Chief Executive Officer of DDC Enterprise Limited (the “Company”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a company listed on the NYSE American (Ticker: DDC). As of the date of this Agreement, the Shareholder is the deemed beneficial owner (as required to be reported in the Company’s Form 20-F under US SEC regulations) owner of 23,309,275 Class A Ordinary Shares and 875,000 Class B Ordinary Shares in the Company (together with such shares as may be acquired in the future by the Shareholder, the “Standstill Shares”). “Norma Chu” is the legal and registered owner of the Standstill Shares.

B.	The Company has various outstanding loans owed to the Lenders (collectively, the “Loans”). On or around the date hereof, the Company entered into a loan extension agreement with the Lenders to, among other things, extend the repayment date of the Loans until 1 January 2029 (the “Loan Extension Agreement”).

C.	In consideration of, and as an inducement to the Lenders entering into the said loan extension agreements, the Shareholder agrees to certain restrictions on the disposal and transfer of the Standstill Shares (as defined below) in accordance with the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Restrictions on Disposal of Standstill Shares. The Shareholder agrees with the Lenders that, during the period beginning on the date hereof through and including the date that all Loans (including principal and interests) have been repaid in full (the “Standstill Period”), she will not, without the prior written consent of the Lenders holding a majority of the outstanding principal amount of the Loans (the “Requisite Majority”), directly or indirectly, offer, sell, assign, transfer, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, or pledge or encumber (each, a “Transfer”), any Standstill Shares; EXCEPT THAT the Shareholder may, without the prior written consent of the Lenders, sell, transfer or otherwise dispose of the Standstill Shares during the Standstill Period so long as the total number of Standstill Shares she disposes of within any calendar year does not exceed 5% of her total shareholding in the Company as at the beginning of such calendar year (as the same may be adjusted pursuant to Section 4 of this Agreement, the “Permitted Disposition Percentage”). The Shareholder shall promptly notify the Lenders of any Transfer of shares of capital stock of the Company (including Standstill Shares and non-Standstill Shares), including without limitation pursuant to the exceptions set forth in paragraph 2 below. The Shareholder agrees to certify to the Lenders as of January 1st of each calendar year, her beneficial ownership of shares of the Company.

2.	Exceptions to Restrictions for Certain Transfers. The restrictions set forth in Clause 1 above do not apply to any transfers made by the Shareholder (a) as a bona fide gift to any member of the immediate family of the Shareholder or to a trust the beneficiaries of which are exclusively the Shareholder or members of the Shareholder’s immediate family; provided however, any Standstill Shares gifted pursuant to his clause (a) shall (i) continue to be deemed Standstill Shares in the hands of the giftee or trust, as applicable, and (ii) remain subject to the limitations on transfer set forth in this Agreement such that any subsequent Transfer of any such Standstill Shares shall be deemed a Transfer by the Shareholder for purposes of this Agreement, (b) by will or intestate succession upon the death of the Shareholder, (c) to the Company pursuant to the Company’s right of repurchase upon termination of the Shareholder’s service with the Company; or (d) as required under applicable laws or regulations (including any rules or regulations of any securities exchange or valid legal process). The Shareholder shall require as a condition to any such gift or transfer of Standstill Shares pursuant to this paragraph 2, that the recipient transferee of Standstill Shares (i) acknowledges and agrees to the restrictions on transfer of the Standstill Shares set forth in this Agreement, (ii) shall promptly notify the Shareholder of any transfer of such Standstill Shares by such transferee, and (iii) agrees to be liable for any Disgorgement Obligation attributable to transfer of Standstill Shares by such recipient transferee,

3.	Remedies. In the event of a material breach by the Shareholder of the standstill restrictions set forth herein, the Shareholder shall promptly pay to the Lenders for application against the outstanding principal and interest of the Consenting Loans and amount equal to: (i) if sold in an arms’ length transaction, the gross proceeds realized from the violative Transfer of Standstill Shares, or (ii) if gifted or transferred other than in an arms’ length transaction, the product of (A) the number of Company shares sold multiplied by (B) the average closing price of the Company’s Class A Ordinary Shares over the ten (10) consecutive trading days on the NYSE American or other exchange of marketplace on which the shares are principally traded, immediately preceding the date of such Transfer, pro rata based on the relative outstanding principal amounts of their respective Loans (as applicable, the “Disgorgement Obligation”).

4.	Reduction in Standstill Shares. The number of Standstill Shares shall be reduced by 25% of the initial Standstill Shares on the date that the outstanding principal of the Loans under the Loan Extension Agreement is reduced by 50%.

5.	Whole Agreement. This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties hereto relating to its subject matter and supersedes any previous agreement among the parties with respect thereto. It is expressly declared that no variations hereof shall be effective unless made in writing and signed by all the parties hereto and no representation or warranty is given save for those expressly set out in this Agreement.

6.	Counterparts. This Agreement may be executed in one or more counterparts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall substitute a single instrument.

7.	Several liabilities. Each party to this Agreement enters into this Agreement solely on its own behalf, each such party shall solely be severally liable for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto.

8.	Contracts (Rights of Third Parties) Ordinance. A person who is not a party to this Agreement may not enforce or to enjoy the benefit of any of its terms under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong).

9.	Confidentiality. Each party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the Company and the other party which he/she/it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”); provided each party shall be permitted to disclose such Confidential Information to its professional advisors (including lawyers and accountants), representatives and agents provided they agree to be similarly bound to maintain the confidentiality thereof. The parties hereby agree, for the purpose of this Clause, that the existence and terms and conditions of this Agreement and the transactions and documents referred to herein and contemplated hereunder shall be deemed as Confidential Information. Notwithstanding any other provisions in this Clause, if any party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any governmental authority, such party may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws.

10.	Law and Jurisdiction. This Agreement shall be governed by, and construed in all respects in accordance with, the laws of Hong Kong. In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (the “proceedings”) each of the parties irrevocably submits to the jurisdiction of the courts of Hong Kong and waives any objection to proceedings in that court on the grounds of venue or on the grounds that the proceedings have been brought in any inconvenient forum.

IN WITNESS whereof this Agreement has been duly executed by the parties the day and year first above written.

The Shareholder

Norma Chu Ka Yin

The Lenders

By:

By:
Name:
Title:

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